LIFE PARTNERS SET TO PURCHASE UP TO ONE MILLION

SHARES OF ITS COMMON STOCK

WACO, TX — January 16, 2008 — Life Partners Holdings, Inc. (Nasdaq: LPHI) announced that its board of directors has authorized the purchase of up to 1,000,000 shares of the Company’s stock on the open market in accordance with SEC Rule 10(b)18 and at such prices as management may deem prudent. The decision to make such purchases will depend on market conditions for the stock and there is no time limit on the authorization. Any shares purchased on the open market will be returned to the treasury of the Company. No shares have yet been purchased under this resolution.

In a quarterly report to the SEC filed yesterday, Life Partners reported the following key results of operations:

THIRD QUARTER

	Ended 11-30-2007	Ended 11-30-2006

Revenues	$19.3 million	$7.3 million

Income from Operations	$7.7 million	$1.2 million

Pre-tax Income	$8.0 million	$1.3 million

Net Income	$5.2 million	$0.85 million

Earnings Per Share	$0.44 per share	$0.07 per share

Total Business Volume	$126.0 million	$35.0 million

BALANCE SHEET

As of 11-30-2007

Current Assets	$25.2 million

Current Liabilities	$11.1 million

Working Capital	$14.2 million

Total Assets	$31.6 million

Total Liabilities	$12.2 million

Shareholder Equity	$19.4 million

“We continue to see exceptional growth potential for this industry and the financials have shown a strong growth trend for our company” said Life Partners Chairman, Brian Pardo. “At current prices, our board of directors views the buy in of our outstanding shares to be one of the better uses of our growing capital surplus. With our earnings and net income, I think Life Partners is one of the best buys in the financial sector right now and we plan to stand behind that mindset in a tangible way.”

Life Partners is the world’s the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has completed 50,000 transactions for its worldwide client base of over 18,000 high net worth individuals and institutions in connection with the purchase of over 5,800 life settlements.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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